UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Advanced Environmental Recycling Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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ADVANCED ENVIRONMENTAL
RECYCLING TECHNOLOGIES, INC.
914 N Jefferson Street
Springdale, Arkansas 72764
(479) 756-7400
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, July 14, 2011

To our Stockholders:

The annual meeting of stockholders of Advanced Environmental Recycling Technologies, Inc. will be held at the Company’s corporate offices at 914 N. Jefferson St., Springdale, Arkansas 72764, at 3:00 p.m., local time, Thursday, July 14, 2011, to consider and act upon the following matters, all as more fully described in the accompanying proxy statement, which is incorporated herein by this reference:

1.	To elect three members to the seven-person board of directors to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualify.
2.	To ratify the appointment of HoganTaylor LLP as independent public accountants of the company for the year ending December 31, 2011.
3.	To amend the Company’s certificate of incorporation to increase the authorized number of shares of Class A common stock.
4.	To transact such other business and to consider and take action upon any and all matters that may properly come before the annual meeting or any adjournment thereof.

The board of directors has fixed the close of business on May 16, 2011, as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting and any adjournment thereof.

These proxy materials and our annual report to stockholders will be furnished to our stockholders on the Internet. This means that most stockholders will not receive paper copies of our proxy materials and annual report. We will instead send stockholders a notice regarding the availability of proxy materials with instructions for accessing the proxy materials and annual report on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our 2011 annual meeting of stockholders. If you wish to receive physical copies of our proxy materials and annual report, you may request copies of such documents by sending a written request to our investor relations department, 914 N. Jefferson St., Springdale, Arkansas 72764, by registered, certified or express mail or by calling our investor relations department at 479-756-7400.

Sincerely,

Stephen W. Brooks
Secretary

May 2, 2011

ADVANCED ENVIRONMENTAL
RECYCLING TECHNOLOGIES, INC.
914 N. Jefferson Street
Springdale, Arkansas 72764
(479) 756-7400

Annual Meeting of Stockholders
July 14, 2011

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited on behalf of the board of directors of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held at the Company’s corporate offices at 914 N. Jefferson St., Springdale, AR  72764, at 3:00 p.m. local time, Thursday, July 14, 2011, and at any adjournments thereof. The notice of meeting and notice regarding the availability of proxy materials with instructions for accessing the proxy materials and annual report on the Internet are being mailed to stockholders on or about May 30, 2011.

A proxy may be revoked by delivering another proxy (either Internet proxy or printed proxy) with a later date, entering a new vote by Internet or telephone, delivering a written notice of revocation to the principal office of the Company, or in person at the meeting at any time prior to the voting thereof.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The board of directors has fixed the close of business on May 16, 2011 as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting.  At the close of business on this record date, there were [•] shares of Class A common stock, [•] shares of Class B common stock and [•] shares of Series E preferred stock issued and outstanding. Each outstanding share of Class A common stock entitles the holder thereof to one vote on matters submitted to the stockholders and each share of Class B common stock entitles the holder thereof to five votes on matters submitted to the stockholders.  Each outstanding share of Series E preferred stock entitles the holder to the number of votes equal to the number of shares of common stock into which such share of Series E preferred stock is convertible based upon an initial conversion amount of $1,000 per share, subject to adjustment for accruing dividends, and an initial conversion price of $0.075 per share, subject to adjustment. Accordingly, as of the date hereof, each such share of Series E preferred stock is currently entitled to 13,333 votes.

The holders of record of the Class A common stock, Class B common stock and Series E preferred stock outstanding on May 16, 2011 will vote together as a single class on all matters submitted to stockholders and such other matters as may properly come before the annual meeting and any adjournments or postponements thereof.

The form of proxy provides a method for stockholders to withhold authority to vote for any one or more nominees (See “Election of Directors” for the method of withholding authority to vote for directors) or for a particular matter. By withholding authority, shares will not be voted either for or against a particular nominee or matter but will be counted for quorum purposes. Abstentions and brokers’ “non-votes”, if any, are counted for purposes of determining a quorum but will have no effect on the election of directors or other matters intended to be submitted to a vote of the stockholders.

As of April 12, 2011, the Company’s directors and named executive officers beneficially owned approximately 5.6% of the currently outstanding shares of Class A common stock and 27.8% of the currently outstanding shares of Class B common stock.

The following table sets forth, as of April 12, 2011, certain information with regard to the beneficial ownership of the Company’s capital stock by each beneficial owner of 5% or more of the outstanding stock and by each named executive officer, director and director nominee of the Company, and by all directors and named executive officers as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Advanced Environmental Recycling Technologies, Inc., 914 N. Jefferson St., Springdale, Arkansas 72764:

Title of Class (1)		Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)(11)		Percent of Class

Class A		H.I.G. AERT, LLC	288,945,210	(3)	80.0%
Series E			20,524.149	(3)	100.0%

Class A		Marjorie S. Brooks	9,319,676	(4)	10.7%
Class B			837,588	(5)	57.2%

Class A		Joe G. Brooks	1,629,335	(6)	1.9%
Class B			284,396		19.4%

Class A		Jerry B. Burkett	268,190	(7)	*
Class B			33,311		2.3%

Class A		Stephen W. Brooks	1,748,508		2.0%
Class B			89,311		6.1%

Class A		David O. Whitworth Trust	15,289,841	(8)	17.5%

Class A		Enable Growth Partners L.P.	5,733,644	(9)	6.6%

Class A		Edward P. Carda	34,949		*

Class A		Vernon Richardson	10,000		*

Class A		J. R. Brian Hanna	500,000	(10)	*

Class A		Timothy D. Morrison	700,000	(10)	*

Class A		Michael R. Phillips	-		*

Class A		Todd J. Ofenloch	-		*

Class A		Bobby J. Sheth	-		*

Class A		Jackson S. Craig	-		*

	*	represents less than 1.0%

(1)
The Class B common stock is substantially identical to the Class A common stock, except that each share of Class B common stock has five votes per share and each share of Class A common stock has one vote per share. Each share of Class B common stock is convertible into one share of Class A common stock. Each share of Series E preferred stock is by its terms convertible into 13,333 shares of Class A common stock, subject to adjustment.

(2)	Beneficial ownership of shares was determined in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended.

(3)
Includes 273,655,322 shares of Class A common stock issuable upon conversion of 20,524.149 shares of Series E preferred stock. The shares of Series E preferred stock are convertible at H.I.G. AERT, L.L.C.’s election and for no additional consideration provided, however that of the total 273,655,322 shares of Class A Common Stock into which the 20,524.149 shares of Series E Convertible Preferred are convertible, only 35,521,563 shares of Class A Common Stock are currently reserved for issuance upon conversion of the Series E Convertible Preferred Stock.  Assuming the proposal to amend the Company’s certificate of incorporation to increase the authorized number of shares of Class A common stock (Proposal 3) is approved at the annual meeting of stockholders, the Company will reserve the remaining 35,521,563 shares of Class A Common Stock. For purposes of calculating the percent of class held by H.I.G. AERT, L.L.C., we have assumed that all 273,655,322 shares of Class A Common Stock have been reserved.   H.I.G. AERT, L.L.C.’s address is 855 Boylston Street, 11th Floor, Boston, MA 02116.

(4)	Includes 8,098,219 shares owned directly, 1,121,457 in trusts or corporations controlled by Mrs. Brooks, and 100,000 shares issuable upon exercise of stock options.

(5)
Includes 403,946 shares owned directly by Mrs. Brooks and 433,642 shares owned by two corporations controlled by Mrs. Brooks. (Razorback Farms, Inc. is the record owner of 312,320 shares and Southern Mineral and Fibers, Inc. is the record owner of 121,322 shares, representing approximately 21.3% and 8.3%, respectively, of the Class B common stock). Excludes additional shares owned by adult children of Mrs. Brooks, including Joe G. Brooks, Stephen W. Brooks and J. Douglas Brooks, as to which she disclaims a beneficial interest.

(6)	Includes 1,586,630 shares owned directly, 4,500 shares owned as custodian for Joe G. Brooks’ minor child, and 38,205 shares owned as custodian for Brooks’ Children’s Trust.

(7)
Includes 147,519 shares owned directly, 2,000 shares owned by Mr. Burkett as custodian for his minor child, 10,000 shares owned by a partnership controlled by Mr. Burkett, 100,000 shares issuable upon exercise of stock options, and 8,671 shares to be issued pursuant to restricted stock awards.

(8)	Includes 11,467,386 shares owned directly by David O. Whitworth Trust, 1,911,228 shares owned directly by Callie A. Whitworth and 1,911,228 shares owned directly by Carl A. Whitworth.

(9)
Includes 286,667 shares owned directly by Pierce Diversified Strategy Master Fund, L.L.C., ENA,4,873,590 shares directly by Enable Growth Partners L.P., and 573,388 shares owned directly by Enable Opportunity Partners LP

(10)	Includes shares to be issued pursuant to restricted stock awards.

(11)
Class A common stock beneficial ownership was calculated by dividing the beneficial ownership of each stockholder by the sum of: (i) the total shares of Class A common stock outstanding at April 12, 2011 (87,463,907) plus, in the case of each such stockholder, any shares issuable to such stockholder upon the exercise or conversion of any derivative securities that are currently exercisable or become exercisable within 60 days of April 12, 2011, and (ii) Class B common stock beneficial ownership is calculated based on 1,465,530 shares outstanding on April 12, 2011.

On March 18, 2011, the Company consummated related recapitalization transactions with H.I.G. AERT, L.L.C., an affiliate of H.I.G. Capital, L.L.C. (“H.I.G.”) and with other existing preferred stockholders of the Company (the “Recapitalization Transactions”), pursuant to which H.I.G. was issued senior secured debt in the aggregate principal amount of $17,596,667 and 20,524.149 shares of Series E preferred stock, in exchange for $32,620,816 net of H.I.G.’s existing secured debt in the Company, including interest accrued through March 17, 2011, and H.I.G. making approximately $6.9 million in additional new capital available to the Company.  In addition, on March 18, 2011, immediately prior to the closing of the Recapitalization Transactions, the Company and the holders of the Company’s Series D preferred stock (including H.I.G.) exchanged all of the outstanding shares of the Company’s Series D preferred stock and warrants exercisable for 3,787,880 shares of the Class A common stock for 36,313,376 shares of the Class A common stock, equal to approximately 10% of the outstanding common shares of the Company on a fully diluted basis after giving effect to the Recapitalization Transactions and the authorization of the increased common stock (the “Series D Exchange”).  Following consummation of the Recapitalization Transactions and the Series D Exchange, H.I.G. owns approximately 80.0% of the outstanding common equity securities of the Company on a fully diluted, as converted basis.  Also, under the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Company filed on March 17, 2011 with the Secretary of State of the State of Delaware, H.I.G. has the right to designate four out of seven directors, representing a majority of the board of directors.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The directors, nominees for director and executive officers of the Company are as follows:

Name	Age	Position(s)
Joe G. Brooks	55	Chairman of the board of directors and chief executive officer
Timothy D. Morrison	52	President and director
J. R. Brian Hanna	58	Chief financial officer
Stephen W. Brooks	54	Chief operating officer, secretary and director
J. Douglas Brooks	51	Senior vice-president — international sales and product development
Alford Drinkwater	59	Senior vice president — development and governmental affairs
Edward P. Carda	70	Director
Vernon J. Richardson	44	Director
Michael R. Phillips	36	Director
Todd J. Ofenloch	34	Director Designee
Bobby J. Sheth	33	Director Designee
Jackson S. Craig	37	Director Designee

Joe G. Brooks was elected by the Company’s board of directors as its chairman and the Company’s co-chief executive officer in December 1998.  In addition, he served as president from February 2000 until March 2008. In July 2005, Mr. Brooks became sole chief executive officer. Mr. Brooks has served as president or in other executive office capacities and has been a director since the Company’s inception in December 1988, including service as chairman and CEO from inception until August 1993. He was a member of Clean Texas 2000, appointed by then Governor George W. Bush in 1995. As of March 2011, Mr. Brooks is a listed inventor on 12 of the Company’s patents with additional patents pending, and is a founder of the Company. Director qualifications include industry and company experience as a founder of the Company and joint inventor on the Company’s patents.

Timothy D. Morrison joined the Company as President in March 2008 and has served as a director since June 2009. Mr. Morrison came to the Company with a background in polymer engineering as well as experience in turnaround management. He began his career with Dow Chemical in the hydrocarbons and polyethylene group where he held both operations and business positions. He led the Promix Joint Venture with Dow, Texaco and Enterprise Products before moving to Harris Chemical in 1992 as an equity partner where he led the turnaround of operations, customer service, IT, purchasing, and logistics for the leveraged buyout group. In 2000, Mr. Morrison joined Cyctec’s engineered products composite business, managing the composites and adhesives business. He brings experience in successfully servicing the needs and requirements of big box retailers from Valspar, where he served most recently as manager for Valspar’s Texas Division. Mr. Morrison comes to the Company with a BS in Chemical Engineering from the University of Alabama, an MBA from the University of Southern California, and training in both Lean Manufacturing and Six Sigma. Director qualifications include industry and technology experience as a manager in various manufacturing companies and with a chemical engineering background.

J. R. Brian Hanna joined the Company as Chief Financial Officer in November 2008. Mr. Hanna has most recently served as Chief Financial Officer of JT Sports (formerly Brass Eagle Inc.) from December 1, 1997 to October 31, 2008. Mr. Hanna obtained his Chartered Accountant’s designation with Deloitte & Touche in 1982 and later became a Certified Public Accountant. Mr. Hanna’s background includes merger and acquisition integrations, financial system/IT implementations in addition to establishing internal controls, strategic planning and treasury functions.

The Company’s board of directors elected Stephen W. Brooks as co-chief executive officer in December 1998 in which position he served until July 2005 when he became vice chairman and chief operating officer. Mr. Brooks was appointed secretary in January 2009. He has been a director since January 1996. Mr. Brooks has served as CEO and chairman of the board of Razorback Farms, Inc. from January 1996 to the present. Razorback Farms is a Springdale, Arkansas based firm that specializes in vegetables processing. Mr. Brooks also serves on the board of the Ozark Food Processors Association. Director qualifications include leadership and industry experience as a CEO and board member of other organizations and as an officer of the Company.

J. Douglas Brooks served as executive vice-president from inception to September 2003 and has been a senior vice president since September 2003, currently serving as senior vice president of international sales and product development. Mr. Brooks was vice-president of plastics from 1995 through 1998, has been in charge of raw material sourcing and strategic relationships, was previously project manager for the Company’s polyethylene recycling program with The Dow Chemical Company, and is a joint inventor on several of the Company’s process patents for recycling polyethylene film for composites.

Alford Drinkwater has served as senior vice president in various capacities since September 2003, and is currently the Company’s senior vice president of development and governmental affairs. Prior to joining the Company in May 2000, Mr. Drinkwater had been the Assistant Director for the Established Industries Division of the Arkansas Department of Economic Development and was on the Advocacy Team from November 1988 until January 2000. From September 1986 until July 1988, he owned and operated Town and Country Waste Services, Inc. a waste services company engaging in the development of waste recycling, energy recovery, and disposal systems. From April 1981 until January 1987, Mr. Drinkwater was the Resource Recovery Manager for Metropolitan Trust Company, and was primarily involved in waste-to-energy systems development. From July 1974 until April 1981, Mr. Drinkwater worked for the State of Arkansas as Assistant to the Chief of the Solid Waste Control Division of the Arkansas Department of Pollution Control & Ecology and as the Manager of the Biomass and Resource Recovery Program of the Arkansas Department of Energy.

Jerry B. Burkett has served on the board of directors of the Company since May 1993. Mr. Burkett has been a rice and grain farmer since 1979 and has been a principal in other closely held businesses. He is the past president of the Arkansas County Farm Bureau. In April 2002, Mr. Burkett was elected to serve as a director of the Ag Heritage Farm Credit Services board. Director qualifications include leadership and industry experience as a business owner, officer and director of various agricultural organizations.

Edward P. Carda was elected to the board of directors in July 2005. Mr. Carda began his 37-year business career with Weyerhaeuser Company in June 1967, ending with his retirement in December 2003. While at Weyerhaeuser, he served in various management positions, including statutory reporting, heading large accounting departments, interacting with external and internal auditors and many areas of management. Mr. Carda spent the last 10 years of his career as the business controller for the distribution business of Weyerhaeuser. While in this capacity, he received many awards for his performance for profit and working capital improvement initiatives. Mr. Carda attended the University of Montana and graduated with a degree in accounting. He has served for 25 years on the board of directors of the Woodstone Credit Union in Federal Way, Washington and is currently its Vice Chairman. He also serves on the credit union’s audit committee. Director qualifications include leadership, industry and finance experience in various management positions with Weyerhaeuser Company.

Dr. Vernon J. Richardson has been the accounting department chair in the Sam M. Walton College of Business at the University of Arkansas since 2007. He received an undergraduate and master’s degrees in accounting from Brigham Young University prior to receiving a Ph.D. in accounting from the University of Illinois at Urbana-Champaign. Dr. Richardson then joined the faculty of the University of Kansas, holding assistant and associate professor positions from 1997 to 2005. He has been a professor in the Sam M. Walton College of Business at the University of Arkansas since 2005 and is currently the S. Robson Walton Endowed Chair in Accounting. Dr. Richardson has served in various positions with the American Accounting Association, and performs expert witness and consulting services.  He has served as a director at Reassure America Life Insurance Company. Director qualifications include leadership, research, technology and finance experience as an accounting professor and chair of a university level accounting department.

Michael R. Phillips appointment was approved by the board of directors effective on March 18, 2011to fill a vacancy on the board of directors and appointed Secretary to serve effective as of July 14, 2011. Mr. Phillips is a Managing Director with H.I.G. Capital, a private equity firm headquartered in Miami with offices in Atlanta, Boston, New York, San Francisco, London, Paris and Hamburg. Mr. Phillips has more than fourteen years of experience in investing in and advising middle market companies.  Prior to H.I.G. Capital, Mr. Phillips was a management consultant with Bain & Company and an investment banker with Lehman Brothers.  He sits on the boards of several portfolio companies of H.I.G.  Mr. Phillips earned his Bachelor of Science in Engineering degree from Princeton University and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Phillips experience in investment banking, financial consulting and risk management gives him a valuable perspective and insight into the issues facing our company today and is applicable to our business needs.

Pursuant to the Series E Designation, which was filed with the Delaware Secretary of State on March 17, 2011 as an amendment to the Company’s Certificate of Incorporation, H.I.G. has the right to designate four out of seven directors, representing the majority of the Board of Directors. As of the date of this report, Michael Phillips is the only H.I.G. affiliate serving on the Board. The additional board nominees in accordance with the Series E Designation whom will be designated at the July 14, 2011 stockholders meeting is as follows:

Todd J. Ofenloch is one of H.I.G’s designees for appointment to the Board of Directors at the July 14, 2011 stockholders meeting. Mr. Ofenloch is a Principal in the Boston office of H.I.G. Capital, a private equity firm headquartered in Miami with offices in Atlanta, Boston, New York, San Francisco, London, Paris and Hamburg. Mr. Ofenloch is responsible for evaluating and executing new investment opportunities, as well as working with certain existing portfolio companies.  He has over 10 years of experience investing in middle market private equity transactions and has worked on investments in a broad range of industries, including building products, business services, food and consumer products, media and marketing services, environmental services and distribution/logistics. Prior to H.I.G. Capital, Mr. Ofenloch was an investment professional at Parthenon Capital Partners and GTCR. He began his career as an investment banker at Lazard Frères, specializing in mergers & acquisitions advisory services.
Mr. Ofenloch graduated from the University of Illinois with a B.S. in Accountancy and received an M.B.A. from Columbia Business School. Mr. Ofenloch’s experience with business development, strategic planning and risk management is applicable to our company needs. His knowledge and expertise in finance and assorted business markets will be beneficial on our board.

Bobby J. Sheth is one of H.I.G.’s designees for appointment to the Board of Directors at the July 14, 2011 stockholders meeting. Mr. Sheth is a Principal with H.I.G. Capital, a private equity firm headquartered in Miami with offices in Atlanta, Boston, New York, San Francisco, London, Paris and Hamburg.  Since joining the firm in 2007, Mr. Sheth has participated in a variety of new deal processes, divestitures, and financings.  Mr. Sheth also sits on the boards of several H.I.G. portfolio companies. Prior to joining H.I.G., Mr. Sheth has also worked as a consultant for Alvarez & Marsal and as an Investment Banker for Citigroup.
Mr. Sheth earned a Bachelor of Commerce from the University of Toronto in Finance and an M.B.A. from Harvard Business School.  He is also a Chartered Financial Analyst holder. Mr. Sheth’s experience as an investment banker as well as his knowledge in risk management, business development and strategic planning provides a strong perspective into the needs of our company.

Jackson S. Craig is one of H.I.G.’s designees for appointment to the Board of Directors at the July 14, 2011 stockholders meeting. Mr. Craig is a Managing Director of Bayside Capital, an affiliate of H.I.G. Capital. Currently, he is responsible for all aspects of the investment process, including sourcing, transaction structuring, financing and post-closing growth strategies. Mr. Craig brings over fourteen years of experience in private equity and debt investing into this capacity. Before joining Bayside, Mr. Craig spent ten years with DDJ Capital Management, L.L.C., a leading middle market distressed debt and private equity firm. While at DDJ, he co-managed the control distressed strategy and led investments across a number of sectors. Mr. Craig also sat on the Board of Directors of several DDJ portfolio companies. Prior to DDJ, Mr. Craig worked with Morgan Stanley as a research analyst on the distressed debt and special situations trading desk.  Mr. Craig obtained a Bachelor of Science in Business Administration from the University of Vermont. Mr. Craig’s work in the financial services arena as well as his wealth of knowledge with strategic planning, managing risk, and business development provides a valuable addition to our board.

Joe Brooks, Stephen Brooks, and J. Douglas Brooks are brothers and current shareholders of the Company. There are no other familial relationships between the current directors and executive officers.

Each of the Company’s directors has been elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

CORPORATE GOVERNANCE

Independence of Directors

From January 1, 2010 to February 2010, the board of directors was comprised of Joe G. Brooks, Stephen W. Brooks, Jerry B. Burkett, Edward P. Carda, Peter S. Lau, Hisao Sal Miwa and Timothy D. Morrison. In February 2010, Peter Lau and Hisao Sal Miwa retired from the board of directors. From March 1, 2010 to December 2010, the board of directors was comprised of Joe G. Brooks, Stephen W. Brooks, Jerry B. Burkett, Edward P. Carda, Timothy Morrison and Vernon Richardson. On March 16, 2011, Michael R. Phillips was added to the board of directors. Three additional directors are being added as of April 11, 2011 as the result of the Series E designation provided to H.I.G. in connections with the Recapitalization Transactions. The H.I.G. designees are current sitting director Michael R. Phillips and newly designated Todd J. Ofenloch, Bobby J. Sheth and Jackson S. Craig, who are also affiliated with H.I.G. and considered not independent under listing standards and will join the board of directors concurrently with the election of the remaining members of the board of directors at the annual meeting of stockholders.

The board of directors has determined that, Jerry Burkett, Edward Carda, and Vernon Richardson are independent under the NASDAQ Stock Market’s (“NASDAQ”) corporate governance listing standards, and that Joe Brooks, chairman and CEO, Stephen Brooks, chief operating officer, Timothy Morrison, president and Michael R. Phillips, an affiliate of H.I.G., are not independent under such listing standards.

During fiscal 2010, the Company did not hold any executive sessions of the board of directors in which only independent members of the board were present.

Board Leadership

Our board of directors’ current leadership structure includes a Chairman of the Board and the Audit, Compensation and Governance Committees whereby the Audit Committee is chaired by an independent director. Our board of directors has determined that the Chief Executive Officer and the Chairman of the board of directors, being comprised of the same individual, is appropriate considering the size of the Company and the board of directors.

Our board of directors’ Audit Committee provides oversight of management and handling risk. Our Audit Committee oversees, among other things, the integrity of our consolidated financial statements; compliance, regulatory and legal risk; and the overall effectiveness of our system of internal controls and our policies and procedures for managing risk and assessing risk. Members of our board of directors also receive frequent updates from management regarding all aspects of the enterprise risk management, including our performance versus budget. Our board of directors’ leadership structure is consistent with our approach to risk oversight, as the Chief Executive Officer and Chairman is involved directly with management, and the corporate governance role is enacted by the board of directors as a whole.

Stockholder and Interested Parties Communications with the Board

Stockholders and other interested parties may contact any of the Company’s directors, a committee of the board of directors, the board’s independent directors as a group or the board generally, by writing to them at Advanced Environmental Recycling Technologies, Inc., c/o Corporate Secretary, at the address shown on the cover of this proxy statement. Stockholder communications received in this manner will be handled in accordance with procedures approved by the board’s independent directors. The Company encourages, but does not require, directors to attend annual meetings of stockholders. All members of the board, with the exception of Ed Carda, attended the Company’s 2010 stockholder meeting.

Board Meetings and Certain Committee Reports and Meetings

During the Company’s fiscal year ended December 31, 2010, the board of directors held 4 meetings corresponding to each Securities and Exchange Commission (“SEC”) quarterly filing. All directors attended 75% or more of the total number of meetings of the board of directors and its committees on which he served.

The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. From January 1, 2010 through February 28, 2010, the audit committee of the board of directors consisted of three independent directors under NASDAQ’s director and audit committee independence standards: Ed Carda (chairperson), Jerry Burkett, and Peter Lau. In February 2010, Peter Lau and Hisao Sal Miwa retired from the board of directors. In addition, it was determined that prior to Hisao Sal Miwa and Peter Lau’s retirement in 2010 that Edward P. Carda, Hisao Sal Miwa and Peter Lau were independent, as that term is defined. From March 1, 2010 to July 15, 2010, the audit committee consisted of Ed Carda (chairperson) and Jerry Burkett. On July 15, 2010, the board appointed Vernon Richardson (chairperson), Ed Carda and Jerry Burkett to its audit committee. It was determined that in 2010 that Vernon Richardson, Jerry Burkett and Edward P. Carda were independent, as that term is defined. The board of directors has determined that each of Vernon Richardson and Edward P. Carda qualifies as an audit committee financial expert; as such term is defined in rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002. Mr. Richardson and Mr. Carda’s experience was stated previously. The audit committee is directly responsible for the engagement of the Company’s independent accountants and is responsible for approving the services performed by the Company’s independent accountants and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. In 2010, the audit committee engaged in quarterly discussions by either the audit committee chairperson or the full audit committee with the Company’s auditors concerning their quarterly review and annual audit of the Company’s financial statements. The audit committee met 4 times in 2010.

From January 1, 2010 to February 28, 2010, the compensation committee consisted of Hisao Sal Miwa (chairperson), Peter Lau and Jerry Burkett. From February 28, 2010 to July 15, 2010 the compensation committee consisted of only Jerry Burkett. On July 15, 2010, the compensation committee consisted of Jerry Burkett (chairperson), Edward Carda and Vernon Richardson. The compensation committee establishes and administers the Company’s compensation plans on behalf of the board of directors and makes recommendations to the board of directors as to stock options, restricted stock awards or other awards granted thereunder and other compensation matters. The compensation committee met one time in 2010. On March 16, Michael R. Phillips was added to the compensation committee as committee chair.

On June 2, 2009, the duties of the corporate governance committee were assumed by the full board of directors. From January 1, 2010 to July 15, 2010 the duties of the corporate governance and nominating committee continued to be assumed by the full board of directors. The corporate governance and nominating committee evaluated the efforts of the Company and its board of directors to maintain effective corporate governance practices. The committee also identified candidates for election to the board of directors. On July 15, 2010, the Board determined that the duties of the corporate governance and nominating committee should be assumed by the full board of directors. This determination was made based on the fact that there were no changes in board structure from prior year causing such designation to take place. The corporate governance committee met 4 times in 2010.

The board of directors believes that candidates for director should have certain minimum qualifications, including being able to read and understand financial statements and having the highest personal integrity and ethics. The committee also considers such factors as relevant expertise and experience, ability to devote sufficient time to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director will be reviewed in the context of the current composition of the board, the operating requirements of the Company and the long-term interests of stockholders. The Board is responsible for recommending to our Board candidates for nomination. When considering potential director nominees, the Board reviews available information regarding each potential candidate including qualifications, experience, skills and integrity as well as race, gender and ethnic diversity. The Board also considers past performance before nominating any director for re-election. Although we do not have a formal policy regarding diversity, our Board views its diversity as a priority and seeks diverse representation among members.

The corporate governance and nominating committee does not have a charter. The board of directors does not have a formal process for identifying and evaluating nominees for director. Instead, it uses its network of contacts to identify potential candidates. The board will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The board will meet to discuss and consider such candidates’ qualifications and then select a nominee by majority vote.

Although the board of directors has not established a formal policy for considering nominees recommended by stockholders, the board will consider director candidates recommended by stockholders. Because those candidates will receive substantially the same consideration that candidates recommended by members of the board receive, the board of directors is of the view that it is appropriate for the Company to not have a formal policy for considering such candidates at this time. Stockholders wishing to recommend director candidates for consideration by the board may do so in writing to the corporate secretary by January 30, 2012, at least 120 days in advance of the date corresponding to the mailing of proxy materials for this annual meeting, giving the recommended nominee’s name, biographical data, and qualifications, accompanied by the written consent of the recommended nominee.

The charters of the audit and compensation committees are available on the corporate website at www.aert.com. The Company has implemented a “Corporate Compliance Line” through which the audit committee, the board of directors, and the corporate compliance officer may be contacted, as appropriate. This service and number is available on our corporate website.

AUDIT COMMITTEE REPORT

The following report of the audit committee for fiscal year 2010 does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein.

The audit committee of the Company is currently composed of three non-employee directors, who are independent in accordance with NASDAQ Listing Rule 5605(a)(2). The committee operates under a written charter adopted by the board of directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to engage independent public accountants for the Company and to monitor and oversee the Company’s financial reporting process and report its findings to the board of directors.

The committee fulfills its responsibilities through periodic meetings with management and independent auditors. The committee reviewed and discussed with management and independent auditors the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2010. The committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the committee has received and reviewed the written disclosures and the letter from the independent auditors required and has discussed with the auditors the auditor’s independence.

On the basis of these reviews and discussions, the audit committee recommended to the board of directors that the board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission (“SEC”).

The audit committee has also considered whether the provision of non-audit services by the independent registered public accounting firm, HoganTaylor LLP, is compatible with maintaining auditor independence. HoganTaylor performed tax consulting and preparation services for the Company during 2010. No other non-audit related services were provided by HoganTaylor during 2010.

Submitted by the audit committee,

Vernon Richardson, Chairperson
Jerry Burkett
Edward P. Carda

COMPENSATION COMMITTEE

The compensation committee is responsible for administering incentive plans and reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers and key employees. The compensation committee has adopted a charter that is available on the Company’s web site at www.aert.com.

Overview of Compensation Program

Our executive compensation program is designed to achieve our goal of attracting, developing and retaining business leaders who can drive financial and strategic growth objectives that are intended to maximize long-term stockholder value. Compensation levels are set to reflect competitive market practices, as well as company and individual performance. The compensation committee of the board of directors (the “Committee”) has established the following guiding principles for our executive compensation programs:

•
Competitiveness — All components of compensation should be set competitively as compared against appropriate peer companies so that we can continue to attract, retain and motivate high performing executive talent.

•	Pay for Performance — All components of compensation should be tied to the performance of the individual executive officer, his or her specific business unit or function, and the Company overall.

•
Accountability for Short- and Long-Term Performance — Annual performance bonuses and long-term incentives should reward an appropriate balance of short-and long-term financial and strategic business results, with an emphasis on managing the business for the long-term.

•	Alignment to Stockholders’ Interests — Long-term incentives should align decision making with the interests of our stockholders.

Compensation Philosophy and Objectives

Our executive compensation program is designed to:

•	Attract, motivate and retain executive officers who can make significant contributions to our long-term success;

•	Align the interests of executive officers with those of stockholders; and

•	Place a significant portion of an executive officer’s total compensation at risk by tying it to our financial performance.

Role of Executive Officers in Compensation Decisions

To assist them in making compensation decisions, the Committee reviews compensation tally sheets, prepared by management, which present comprehensive data on the total compensation and benefits package for each of our executive officers. These tally sheets include all obligations for present and projected future compensation, as well as analyses for hypothetical terminations and retirements to consider our obligations under such circumstances. Upon the review of the tally sheets and on a comparative basis with other businesses similar to the Company, the compensation committee agreed to make no changes in the compensation of our executive officers. Additionally, the Committee partially relies on recommendations by the CEO regarding compensation of the other executive officers and key management employees.

Setting Executive Compensation

The Committee strives to establish and periodically review the Company’s compensation philosophy and the adequacy of compensation plans and programs for directors, executive officers and other Company employees and make recommendations to the board of directors regarding:

•	Compensation arrangements and incentive goals for executive officers and administration of the compensation plans and recommendations to the Board of Directors with respect thereto;

•	The performance of the executive officers and incentive compensation awards and adjustment of compensation arrangements as appropriate based upon performance; and

•	Management development and succession plans and activities.

The primary components of our executive compensation programs are: base salary, discretionary awards, and long-term incentive awards.

 Base Salary

Base salaries are generally targeted at the middle of the competitive marketplace (the “median”).

The “market rate” for an executive position is determined through an assessment by our human resources personnel under the guidance and supervision of the Committee. This assessment considers relevant industry salary practices, the position’s complexity, and level of responsibility, its importance to the Company in relation to other executive positions, and the competitiveness of an executive’s total compensation.

Subject to the Committee’s approval, the level of an executive officer’s base pay is determined on the basis of:

•	Relevant comparative compensation data; and

•	The Chief Executive Officer’s assessment (except with respect to himself) of the executive’s performance, experience, demonstrated leadership, job knowledge and management skills.

Discretionary Awards

The Committee may, at its discretion, authorize periodic cash awards to executives. Discretionary awards are designed to give the Committee the flexibility to provide incentives that are comparable to those found in the marketplace in which we compete for executive talent. In determining the extent and nature of discretionary awards, the Committee considers our cash flow, net income, progress toward short-term and long-term business objectives, and other competitive compensation programs.

When considering discretionary awards, the Committee identifies the employees who are eligible to participate and computes and certifies the size of the discretionary pool based on financial information supplied by our executive officers. The award made to each eligible participant is based on the opportunity level assigned to the participant and an assessment of his or her performance and the performance of their business unit versus corporate objectives.

Long-Term Incentive Awards

Long term executive incentives are designed to promote the interests of the Company and its stockholders by attracting and retaining eligible directors, executives and other key employees.

The Committee has the authority to determine the participants to whom awards shall be granted. The awards under our prior plans could be made in the form of stock options, restricted stock units, performance awards and other stock-based awards. Consistent with the views of the Board of Directors and the Committee that the interests of employees and directors are more likely to be aligned with stockholders to the extent that such employees and directors are stockholders of the Company, we have determined for the foreseeable future to provide incentive equity compensation in the form of restricted stock unit awards rather than options or other forms of equity compensation. The 2005 and 2008 Key Associate and Management Equity Inventive Plans and the 2005 and 2008 Non-Employee Director Equity Incentive Plans reflect this shift in compensation policy.

The Committee has reviewed and approved a compensation plan for our management and executives that is designed to reward focus on increasing throughputs, reducing costs, and increasing efficiencies. The equity incentive plans, which are administered by the Committee, give us flexibility to provide incentives that are comparable to those found in the marketplace in which we compete for management and associate talent. In determining the extent and nature of awards, the Committee considers our cash flow, net income, progress toward short-term and long-term business objectives, and other competitive compensation programs.

DIRECTOR COMPENSATION

Directors who are also employees or its affiliates of the Company are not entitled to any additional compensation by virtue of service as a director, except for reimbursement of any specific expenses attributable to such service.
Under the Company’s non-employee equity incentive plan, newly elected directors are initially granted restricted stock units equal to a prorated portion of the yearly award based on their period of service in their initial fiscal year as a director. Previously granted restricted stock unit awards for directors vest over a three-year period, with 20% of a particular award vesting on the first anniversary thereof, an additional 30% of such award (50% cumulatively) vesting on the second anniversary of the award, and the 50% balance of the award vesting on the third anniversary of the award. Prior to 2009, non-employee board committee members received annual cash compensation as follows: audit committee: $8,000 (chairperson) and $3,000 (other members); compensation committee: $5,000 (chairperson) and $3,000 (other members); nominating committee: $4,000 (chairperson) and $2,000 (other members); technology committee: $3,000 (chairperson) and $1,000 (other members); legal affairs committee: $4,000 (chairperson) and $2,000 (other members); and capital expenditures committee: $4,000 (chairperson) and $2,000 (other members).

Director Compensation in 2010

As no compensation was received by any of our directors for services performed as a director in 2010, no director compensation table has been included in this filing. Peter Lau and Hisao Sal Miwa retired from the board of directors in February 2010. The following table sets forth the aggregate compensation we paid during the two years ended December 31, 2010 for the non-employee independent directors.

		Accrued Fees		Outstanding Stock Options	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	Year	($)		($)	($)	($)	($)	($)
Edward P. Carda	2010	40,000	(1)	-	-	-	-	40,000
	2009	40,000	(1)	-	-	-	-	40,000
								-
Jerry Burkett	2010	40,000	(1)	18,000	-	-	-	58,000
	2009	40,000	(1)	18,000	-	-	-	58,000
								-
Vernon J. Richardson	2010	40,000	(1)	-	-	-	-	40,000
	2009	-		-	-	-	-	-

(1)	In 2010, the Board proposed that $40,000 be accrued for each of the non-executive directors as annual compensation for board service, which was $80,000 in 2009 and $120,000 in 2010.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the aggregate compensation we paid during the two years ended December 31, 2010 to the chief executive officer and to each of our next two most highly compensated executive officers whose total compensation in 2010 exceeded $100,000.

Summary Compensation Table

		Salary	Bonus	Stock Awards		All Other Compensation		Total
		($)	($)	($)		($)		($)
Joe G. Brooks	2010	190,000	-	-		67,667	5	257,667
Chairman and Chief Executive Officer	2009	190,000	-	-		23,956		213,956

Timothy D. Morrison1	2010	200,000	-	92,000	1	430		292,430
President	2009	200,000	-	22,500	2	99,848	6	322,348

J. R. Brian Hanna2	2010	184,956	47,000	69,000	3	-		300,956
Chief Financial Officer	2009	184,956	-	47,300	4	201		232,457
____________________
1.
This amount represents the grant of 250,000 shares of restricted stock with a grant date fair value of $.37 per share. The stock vests over a four year period. See Note 8: Equity Incentive Plans – 2010 Annual10-K for a discussion of assumptions made in valuation.

2.
This amount represents the grant of 150,000 shares of restricted stock with a grant date fair value of $0.15 per share. The stock vests over a four year period. See Note 8: Equity Incentive Plans – 2010 Annual10-K for a discussion of assumptions made in valuation.

3.
The stock vests over a four year period. This amount represents the grant of 200,000 shares of restricted stock with a grant date fair value of $.35 per share. The stock vests over a four year period. See Note 8: Equity Incentive Plans – 2010 Annual10-K for a discussion of assumptions made in valuation.

4.
This amount represents the grant of 100,000 shares of restricted stock with a grant date fair value of $0.473 per share. The stock vests over a four year period. See Note 8: Equity Incentive Plans – 2010 Annual10-K for a discussion of assumptions made in valuation.

5.	This represents $55,187 of non-accountable expenses, $11,750 auto allowance and $729 of life insurance premiums.
6.	This amount represents a relocation allowance of $99,368 and $480 in life insurance premiums paid by the Company.

Outstanding Equity Awards at 2010 Calendar Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Joe G. Brooks	-	-	-	-		-		-	-	-

Timothy D. Morrison1	-	-	-	-		437,500	2	173,375	-	-

J. R. Brian Hanna3	-	-	-	-		325,000	4	119,975	-	-

1.
As part of Mr. Morrison’s employment agreement, he was entitled to receive an amount equal to three times his previous year’s annual salary and bonus if there had been a change in control of ownership of AERT within the first three years of his employment. However, this change of control provision of the agreement expired prior to the Recapitalization Transactions in March 2011. Additionally, if he is terminated without cause within the first three years of his employment, he will receive 18 months of pay based on his previous year’s annual salary and bonus.

2.
Represents restricted stock awards pursuant to which 112,500 shares were scheduled to vest on March 1, 2010, 183,333 shares were scheduled to vest annually on each of March 1, 2011 and 2012, 108,333 shares were scheduled to vest on March 1, 2013 and 37,500 were scheduled to vest on March 1, 2014. As a result of change of control provisions, all of such restricted stock awards fully vested on March 18, 2011 as a result of the Recapitalization Transactions.

3.
As part of Mr. Hanna’s employment agreement, he was entitled to receive 100,000 shares of Class A common stock if there was a change in control of ownership of AERT within the first three years of his employment. Additionally, if he is terminated without cause within the first three years of his employment, he will receive 18 months of pay based on his previous year’s annual salary and bonus. In accordance with the preceding arrangement, 100,000 shares were issued to Mr. Hanna pursuant to the change of control that occurred on March 18, 2011.

4.
Represents a restricted stock award pursuant to which 83,333 shares were scheduled to vest annually on each of November 3, 2011 and 2012, and 58,333 shares were scheduled to vest on November 2, 2013 and 25,000 shares were scheduled to vest on November 3, 2014. As a result of change of control provisions, all of such restricted stock awards fully vested on March 18, 2011 as a result of the Recapitalization Transactions.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, regarding shares outstanding and available for issuance under our existing stock compensation plans.

	Number of securities		Number of securities remaining
	to be issued	Weighted average	available for future issuance
	upon exercise of	exercise price of	under equity compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected in
Plan Category	warrants and rights	warrants and rights	the first column of this table)*
Equity compensation plans
approved by security holders	1,049,000	$1.68	3,890,673
Equity compensation plans
not approved by security holders	-	-	-
Total	1,049,000	$1.68	3,890,673
____________________
* The amount in this column represents the sum of restricted stock units available for grant (1,790,673) and restricted stock units granted but only issuable upon satisfaction of vesting or other conditions (2,100,000 units with a weighted average grant date fair value of $0.51).

401(k) Plan

The Company sponsors the A.E.R.T. 401(k) Plan (the “Plan”) for the benefit of all eligible employees. The Plan qualifies under Section 401(k) of the Internal Revenue Code thereby allowing eligible employees to make tax-deferred contributions to the Plan. The Plan provides that the Company may elect to make employer-matching contributions equal to a percentage of each participant’s voluntary contribution. The Company may also elect to make a profit sharing contribution to the Plan. The Company has never made any matching or profit sharing contributions to the Plan.

Severance or Change in Control Payments

Pursuant to the Company’s offer letter to Timothy Morrison dated February 7, 2008, the Company agreed that should there be an ownership change of the Company within the first three years of Mr. Morrison’s employment with the Company, Mr. Morrison would receive a payment equal to three times his previous year’s annual salary and earned bonus.  Mr. Morrison rights to receive any such payment in connection with the Recapitalization Transactions between the Company and H.I.G. consummated on March 18, 2011 had expired, therefore, no payment was made.

Pursuant to the Company’s offer letter to Brian Hanna dated November 3, 2008, the Company agreed that should there be an ownership change of the Company within the first three years of Mr. Hanna’s employment with the Company, Mr. Hanna would receive 100,000 shares of Class A common stock which as a result he did receive following the March 2011 change of control transaction.

Limited Liability of Officers and Directors

The Delaware Supreme Court has held that a directors’ duty of care to a corporation and its stockholders requires the exercise of an informed business judgment. Having become informed of all material information reasonably available to them, directors must act with requisite care in the discharge of their duties. The Delaware general corporation law permits a corporation through its certificate of incorporation to exonerate its directors from personal liability to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the directors’ duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. The Company’s certificate of incorporation exonerates its directors, acting in such capacity, from monetary liability to the extent permitted by this statutory provision. The limitation of liability provision does not eliminate a stockholder’s right to seek non-monetary, equitable remedies such as injunction or rescission to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations and there may be instances in which no effective remedy is available.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten-percent of a registered class of the Company’s securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and National Association of Securities Dealers. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all forms filed pursuant to Section 16(a). Based on a review of the copies of such forms received by it, the Company believes that during the fiscal year ended December 31, 2010; all Section 16(a) filing requirements were met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, the Company may enter into transactions with related parties. In reviewing a transaction or relationship, the board as a whole, with the interested parties recusing themselves, will take into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction.  For each of the following related party transactions, the board determined that the transaction was negotiated at arms length and on no more favorable terms than to an unaffiliated party.

Lease

In December 2007, the Company entered into a 20-year lease for an existing 16 building complex on 60 acres in Adair County, Oklahoma near the town of Watts, for construction of a waste plastic washing, recycling, and reclamation facility. The property is being leased from Razorback Farms, a corporation controlled by Marjorie S. Brooks, the Company’s largest stockholder, a former director and the mother of Joe Brooks, Stephen Brooks and J. Douglas Brooks, executive officers of the Company. Lease payments commenced on January 1, 2009, and are equal to $0.0075 per pound of plastic recycled on pounds of production, or net throughput of recycled plastic produced, basis with a minimum rent of $1,000 per month. The throughput or production rent is due quarterly and is capped throughout the term of the lease not to exceed $450,000 per year. Rent expense recorded under this lease totaled $12,000 in 2009 and $91,086 for 2010.

Beginning in 2011, from January 1 to March 1, 2011, for a 60-day period and every three years thereafter, the Company shall have the right to purchase the site and any adjoining property of 891 acres required for the operation of its facility at fair market value.

Guarantees

Marjorie Brooks; Joe Brooks, the Company’s chairman and chief executive officer; and Steve Brooks, the Company’s chief operating officer; personally guarantee repayment of our line of credit with Liberty Bank of Arkansas (“Liberty”), which had a balance of $7.8 million at December 31, 2010. Prior to the consummation of the Recapitalization Transactions, Marjorie Brooks also guaranteed the Company’s 2009 bridge loan, which had a principal balance of $5.4 million at December 31, 2010. The company recorded loan guarantee fees of $0.4 million in 2009 and $0.5 million in 2010 to compensate Ms. Brooks for her guarantees.

In connection with the consummation of the Recapitalization Transactions, Marjorie S. Brooks entered into a Second Amended and Restated Guaranty Agreement in favor of H.I.G., dated March 18, 2011 (the “H.I.G. Guaranty”), pursuant to which Mrs. Brooks agreed to guarantee the Company’s obligations under its Credit Agreement with H.I.G. (the “H.I.G. Credit Agreement”) up to a maximum guaranteed amount of $6,000,000 (plus certain potential expenses), replacing Mrs. Brooks’ guaranty of the Company’s 2009 bridge loan.  In consideration for Mrs. Brooks entering into the H.I.G. Guaranty and continuing to perform her obligations under the Guaranty Agreement in favor of Liberty, dated January 16, 2006, as amended (the “Liberty Guaranty”), the Company entered into a Guaranty Fee Agreement with Mrs. Brooks, dated March 18, 2011 (the “Guaranty Fee Agreement”), pursuant to which the Company agreed to pay to Mrs. Brooks (i) for as long as the Liberty Guaranty remains in effect, a guaranty fee equal to 4.0% per annum multiplied by the average daily balance of the Company’s obligations under its Loan Agreement with Liberty, as amended, for the month in which the fee is calculated, and (ii) for so long as the H.I.G. Guaranty remains in effect, a guaranty fee equal to 4.0% per annum multiplied by the lesser of $6,000,000 and the average daily balance of the Company’s outstanding obligations under the H.I.G. Credit Agreement for the month in which the fee is calculated.  The Company also agreed to pay Mrs. Brooks $313,124 at a later date in full satisfaction of previously accrued and unpaid guaranty fees, subject to the terms and conditions set forth in the Guaranty Fee Agreement.

Recapitalization Transactions

As described above, the Company consummated the Recapitalization Transactions with H.I.G. and other existing preferred stockholders of the Company on March 18, 2011. Pursuant to the Recapitalization Transactions, H.I.G. was issued (i) a Series A Term Note (“Series A Note”) in the aggregate principal amount of $10,000,000, (ii) a Series B Senior Term Note (“Series B Note”, and collectively with the Series A Note, the “Notes”) in the aggregate principal amount of $9,000,000 (or such lesser amount as is actually borrowed there under), and (iii) 20,524.149 shares of Series E Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series E Preferred Stock”), in exchange for $32,620,816 of H.I.G.’s existing secured debt in the Company, including interest accrued through March 17, 2011, and H.I.G. making approximately $6.9 million in additional new capital available to the Company. The aggregate principal amount outstanding under the Series A Note and the Series B Note upon consummation of the Recapitalization Transactions was $17,596,667. As of 4/18/11, there had been no payments of principle or interest on the above notes.

The Notes are secured by a grant of a security interest in all of the Company’s assets in accordance with the terms of a Security Agreement, Patent Security Agreement, Copyright Security Agreement and Trademark Security Agreement, each dated March 18, 2011.  The Series A Note matures six years after the closing of the Recapitalization Transactions (the “Closing”) and, at the Company’s option, either (i) bears cash interest at 8.0% per annum or (ii) bears cash interest at 4.0% per annum, plus a rate of interest equal to 4.0% per annum payable in kind and added to the outstanding principal amount of the Series A Note (with the latter option only being available for the first 24 months following the Closing, after which the Series A Note will bear cash interest at 8.0% per annum). H.I.G. and Liberty Bank of Arkansas (“Liberty”) concurrently entered into an Amended Intercreditor Agreement pursuant to which H.I.G. has priority vis-a-vis Liberty with respect to its lien on all assets of the Company other than inventory, accounts receivable, deposit accounts, and receipts, revenues, cash and income derived from such inventory and accounts receivable and certain real estate, and Liberty has priority vis-à-vis H.I.G. with respect to its lien on all inventory, accounts receivable, deposit accounts and receipts, revenues, cash and income derived from such inventory and accounts receivable and certain real estate.

Upon the Closing, H.I.G. converted $2,096,667 of prior secured debt and accrued interest thereon into borrowings under the Series B Note.  In addition, an additional $5,500,000 was funded and drawn under the Series B Note at Closing.  The remaining principal balance is available to be drawn down from time to time in the future upon request by the Company, subject to H.I.G.’s approval in its sole discretion.  The Series B Note matures six years after the Closing and, at the Company’s option, either (i) bears cash interest at 10.0% per annum or (ii) bears cash interest at 4.0% per annum, plus a rate of interest equal 6.0% per annum payable in kind and added to the outstanding principal amount of the Series B Term Note.  The Series B Note ranks pari passu to the Series A Note.

In addition, on March 18, 2011, immediately prior to the closing of the Recapitalization Transactions, the Company and the holders of the Company’s Series D Preferred Stock (including H.I.G.) exchanged all of the outstanding shares of the Company’s Series D preferred stock and Warrants exercisable for 3,787,880 shares of the Class A common stock for 36,313,376 shares of the Class A common stock, equal to approximately 10% of the outstanding common shares of the Company on a fully diluted basis (the “Series D Exchange”).  Following consummation of the Recapitalization Transactions and the Series D Exchange, H.I.G. owns approximately 80.0% of the outstanding common equity securities of the Company on a fully diluted, as converted basis.  Pursuant to a Securities Exchange Agreement between the Company and H.I.G. dated March 18, 2011 (the “Exchange Agreement”), until such time as H.I.G. no longer owns at least 20% of the Company’s outstanding Common Stock on a fully diluted basis, H.I.G. has the right to purchase securities in any subsequent issuance or sale of securities by the Company in an amount equal to the greater of (i) H.I.G.’s ownership percentage as of the business day prior to its receipt of notice of the proposed issuance or sale by the Company or (ii) 51%.

Under the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Company filed on March 17, 2011 with the Delaware Secretary of State, H.I.G. has the right to designate four out of seven directors, representing a majority of the Company’s board of directors.  On March 16, 2011, the Company’s board of directors approved the appointment of Michael R. Phillips, an affiliate of H.I.G., to the board of directors, effective as of the closing of the Recapitalization Transactions, to fill a vacancy. The Company entered into an Indemnity Agreement with Mr. Phillips dated March 18, 2011, entitling Mr. Phillips to indemnification, defense and advancement of expenses by the Company in connection with his service as a director of the Company. In addition, H.I.G.’s three other designees for director, Todd J. Ofenloch, Bobby J. Sheth and Jackson S. Craig, are also affiliates of H.I.G.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

The information below sets forth the fees charged by HoganTaylor LLP during 2010 and 2009 for services provided to the Company in the following categories and amounts:

	2010	2009
Audit fees	$109,500	$131,310
Audit-related fees	10,000	10,000
Tax fees	13,750	11,675
All other fees	-	-
	$133,250	$152,985

Audit fees include amounts charged for the audit of the financial statements as of and for the year ended December 31, 2010, along with fees for the review of the financial statements for the quarters ended March 31, 2010; June 30, 2010; and September 30, 2010; and fees for post-audit reviews for registration statement filings. Audit-related fees include the audit of the financial statements of the A.E.R.T. 401(k) Plan.

Tax fees were paid primarily for preparation of federal and state tax returns, along with consulting services related to certain tax issues.

Pre-Approval Policy

All of HoganTaylor’s fees for 2010 and 2009 were pre-approved by the audit committee through a formal engagement letter with HoganTaylor. The audit committee’s policy is to pre-approve all services by the Company’s independent accountants.

Proposal 1:  Election of Directors

The Company currently has seven directors. Under the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Company filed on March 17, 2011 with the Delaware Secretary of State, H.I.G. has the right to designate four out of seven directors, representing a majority of the Company’s board of directors. H.I.G. has designated Michael R. Phillips, Todd J. Ofenloch, Bobby J. Sheth and Jackson S. Craig as directors of the Company, to be effective concurrently with the election of the remaining members of the board of directors at the July 14, 2011 annual meeting of the stockholders. Three nominees are standing for election at the July 14, 2011 annual meeting of stockholders. Holders of shares of outstanding Class A and Class B common stock and Series E preferred stock voting together as a single class are to elect the board of directors. To be elected, each director must receive a plurality of the votes cast at the annual meeting. All directors serve for a term of one year and until their successors are duly elected and qualified. Each outstanding share of Class A common stock entitles the holder thereof to one vote with respect to the election of each of the three director positions to be filled; each share of outstanding Class B common stock entitles the holder thereof to five votes with respect to the elections of each of the three director positions to be filled, and each outstanding share of Series E preferred stock is entitled to a number of votes equal to the number of common shares into which it is then convertible (currently 13,333 votes per share of Series E preferred stock) with respect to the election of each of the three director positions to be filled.

The form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. If you withhold authority to vote your shares, such vote will be treated as an abstention and, accordingly, your shares will neither be voted for or against a director but will be counted for quorum purposes.

The three nominees for director to be elected at the stockholders meeting by all of the stockholders voting as a group are: Joe G. Brooks, Timothy D. Morrison, and Vernon J. Currently, Joe G. Brooks, Timothy D. Morrison and Vernon J. Richardson are presently serving as directors of the Company. Currently, Joe G. Brooks is chairman and chief executive officer, and Timothy D. Morrison is President.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE THREE NOMINEES NAMED ABOVE. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

In the event one or more nominees become unavailable for election, votes will be cast, pursuant to authority granted by the proxy, for such substitute nominees as may be designated by the board of directors. The board of directors has no reason to believe that any nominee will be unable to serve, if elected.

Proposal 2:  Ratification of Appointment of Independent Registered Public Accounting Firm

Introduction

Subject to ratification by the stockholders, the board’s audit committee has selected HoganTaylor LLP to be the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2011. The audit committee may terminate the appointment of HoganTaylor LLP as independent registered public accounting firm without stockholder approval whenever the audit committee deems necessary or appropriate.

Representatives of HoganTaylor are expected to attend the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Required Vote

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the meeting. In the event that the Company’s stockholders fail to ratify the appointment of HoganTaylor LLP, the selection of the Company’s independent registered public accounting firm will be submitted to the Company’s audit committee for reconsideration.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Proposal 3: Amendment to the certificate of incorporation to increase the authorized number of shares of Class A common stock

The current authorized capital stock of the Company consists of 5,000,000 shares of preferred stock, $0.01 par value per share (the “preferred stock”), 125,000,000 shares of Class A common stock, $0.01 par value per share (the “Class A common stock”, which is the class registered under the Securities Exchange Act of 1934 and, as such, is also referred to herein as the “common stock”), and 1,465,530 shares of Class B common stock, $0.01 per value per share (the “Class B common stock”).There were 87,463,907 shares of Class A common stock, and 30,000 shares of Series E convertible preferred stock (“Series E preferred stock”) issued and outstanding at March 18, 2011. In addition to the 125,000,000 shares of Class A common stock outstanding on March 18, 2011, 37,636,093 shares are reserved for issuance pursuant to Convertible Securities. No shares of Class B common stock are currently reserved for issuance pursuant to Convertible Securities.

On March 18, 2011, the Company issued 20,524.149 shares of Series E preferred stock to H.I.G. in connection with the consummation of the Recapitalization Transactions.  Under the terms of the Exchange Agreement, the Company agreed to take all action necessary to authorize and reserve for issuance no less than 133% of the maximum number of shares of Class A common stock issuable upon conversion of all of the outstanding Series E preferred stock. On March 18, 2011, the board of directors approved a proposed amendment to Article Fourth of the Company’s certificate of incorporation (the “certificate of incorporation”) increasing the authorized number of shares of Class A common stock from 125,000,000 shares to 525,000,000 shares for submission to the stockholders. The board has determined that it would be appropriate and prudent for the Company to increase the number of authorized shares of common stock in order to cause the Company to comply with its obligations under the Exchange Agreement and since the currently authorized Class A Common Stock would be insufficient to accommodate the 273,655,322 shares of Class A common Stock into which the Series E preferred stock will be convertible at the initial conversion price of $0.075 per share. The 400,000,000 shares increase would be necessary to satisfy the existing capital committments AERT has to H.I.G.

On March 18, 2011, the Company, H.I.G., all of the prior holders of the Company’s Series D preferred stock, certain management stockholders and certain other stockholders, including Marjorie S. Brooks, entered into a Voting Agreement undertaking to vote in favor of the proposed increase in the authorized number of shares of Class A common stock. The parties to the Voting Agreement represent a substantial majority of the Company’s outstanding capital stock and collectively have the voting power necessary to adopt the proposed amendment.

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the company and ratably to receive dividends, if any, as may be declared from time to time by the board of directors from funds legally available therefore, subject to the payment of any outstanding preferential dividends declared with respect to preferred stock that is then outstanding at the time, including the Series E preferred stock. Upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company, subject to the rights to receive preferential distributions of the holders of any preferred stock then outstanding.

If the proposed amendment to the certificate of incorporation is approved, all or any part of the authorized but unissued shares of common stock may thereafter be issued for such purposes and on such terms as the board of directors may determine without further approval from the stockholders, except as may be required by law or the policies of any stock exchange on which the shares of stock of the Company may be listed. Holders of the capital stock of the Company do not have any preemptive rights to subscribe for the purchase of any shares of common stock, which means that current stockholders do not have a prior right to purchase any issue of common stock in order to maintain their proportionate ownership. If, however, the proposed amendment is not approved, the Company will be required, pursuant to the terms of the Exchange Agreement, to cause additional stockholder meetings to be held on a quarterly basis until the proposed amendment is approved.  In addition, if in the future H.I.G. gives notices to the Company of its desire to convert its shares of Series E preferred stock into common stock and if, as a result of having insufficient authorized shares of common stock, the Company fails to issue to H.I.G. the number of shares of common stock into which such shares of Series E preferred stock are convertible, then H.I.G. will have the right to require the Company to redeem all of its shares of Series E preferred stock at a price equal to the greater of the initial conversion amount of $1,000 per share, plus accrued dividends, and the then applicable conversion rate for the Series E preferred stock (currently 13,333) multiplied by the highest closing price of the common stock following such failure by the Company.

The proposed amendment will not affect the rights of existing holders of common stock except to the extent those future issuances of common stock will reduce each existing stockholder’s proportionate ownership.

If the proposed amendment is adopted, Section FOURTH, subsection (a), of the certificate of incorporation would be amended to read as follows:

“FOURTH: (s) The aggregate number of shares which the Corporation shall have the authority to issue is Five Hundred Thirty Million (530,000,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock having a par value of $0.01 per share, Five Hundred Twenty-Five Million (525,000,000) shares of Class A Common Stock having a par value of $0.01 per share, and Seven Million Five Hundred Thousand (7,500,000) shares of Class B Common Stock having a par value of $0.01 per share.”

The affirmative vote of a majority of the voting power entitled to vote at the meeting and the affirmative vote of holders of at least 51% of the outstanding shares of Class A common stock, voting as a single class, entitled to vote at the meeting is required in order to adopt the proposed amendment. Unless indicated to the contrary, the enclosed proxy will be voted for the proposed amendment. Votes “withheld” or abstaining from voting will have the same effect as a negative vote or a vote “against” the proposed amendment. Furthermore, if you do not attend the meeting in person or return your properly completed and signed proxy card, you will effectively be voting against the amendment. Failure to obtain stockholder approval may have an adverse affect on the Company’s business strategy by preventing the issuance of the number of shares of Class A Common stock required to be issued by the Company upon a conversion of the Series E preferred stock by H.I.G. which could in turn trigger redemption rights for the holders of Series E preferred stock if the Company were unable to accommodate a requested conversion of shares. Failure to obtain stockholder approval may also have an adverse affect on the Company’s business strategy by preventing the issuance of additional shares of Class A common stock in connection with financing transactions and acquisition opportunities that the board might otherwise determine to be in the best interests of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT.

COST AND METHOD OF PROXY SOLICITATION

The Company will pay the cost of proxy solicitation. In addition to notices sent by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send the necessary materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses in so doing.

ADDITIONAL INFORMATION AVAILABLE

Upon written request of any stockholder, the Company will furnish, without charge, a copy of the Company’s 2010 annual report on Form 10-K, as filed with the SEC, including the financial statements and schedules. The written request should be sent to investor relations, at the Company’s executive office. The written request must state that, as of May 16, 2011, the person making the request was a beneficial owner of capital stock of the Company.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to investor relations, 914 N. Jefferson St., Springdale, Arkansas 72764, by registered, certified, or express mail.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2012

If you want to present a proposal for possible inclusion in the Company’s proxy statement for the annual meeting of stockholders in 2012, you may do so by following the procedures described in Rule 14a-8 of the Securities Exchange Act by sending the proposal to the Secretary of the Company, 914 N. Jefferson St., Springdale, Arkansas 72764, by registered, certified or express mail. Proposals must be received on or before January 30, 2012. This date is determined by the board and is based on Rule 14a-8 of the securities Exchange Act, which states proposals for a regularly scheduled annual meeting must be received at the company’s principal executive offices not less than 120 calendar days before the release date of the previous year’s annual meeting proxy statement.

OTHER MATTERS

The board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named in the proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

The foregoing Notice and Proxy Statement are sent by order of the board of directors.

Joe G. Brooks
Chairman
Dated: May 2, 2011